Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Pension and CEOP Administrative Committee of

Olin Corporation

We consent to the incorporation by reference in the registration statement No. 333-98193 on Form S-8 of Olin Corporation of our report dated June 23, 2005 on the financial statements and supplemental schedule of Olin Corporation Contributing Employee Ownership Plan, which is included in this annual report (Form 11-K) as of and for the year ended December 31, 2004.

/s/ AMPER, POLITZINER & MATTIA, P.C.

AMPER, POLITZINER & MATTIA, P.C.

New York, New York

June 27, 2005